Exhibit 10.1

Astoria Bank One Astoria Bank Plaza Lake Success, NY11042 516.327.3000 www.astoriabank.com
September 11, 2014
Mr. Hugh Donlon
55 Meeker Road
Basking Ridge, NJ 07920
Dear Hugh:
On behalf of Astoria Bank and its savings and loan holding company, Astoria Financial Corporation (Collectively referred to herein as "Astoria") I am pleased to confirm our offer of employment to you as Chief Lending Officer of Astoria Bank. You will report directly to me and will have the title of Senior Executive Vice President (hereafter SEVP). Upon commencement of your employment, we will offer to you three year employment contracts with Astoria Bank and and Astoria Financial Corporation. These contracts are on terms specific to our SEVP and above employees and provide significant protections for both the employees, including but not limited to indemnification, participation in benefit programs, protections concerning place of employment and compensation levels, change of control and other severance benefits, and for the institutions in terms of, but not limited to, issues such as confidentiality, solicitation of employees and customers and non-compete provisions. Forms of these contracts are being separately provided to you for your prior review and that of your advisors.
Your initial biweekly base salary will be $17,307.69 ($450,000 on an annualized basis) and will generally be reviewed for possible upward adjustment on an annual basis. Additionally, you will receive a Signing Bonus of $325,000.00, payable at the conclusion of our first biweekly pay period of 2015. You will also receive a 2015 Bonus of not less than $325,000 payable at the conclusion of the first full payroll period after January 29, 2016, each subject to usual and customary tax withholding.
In recognition of the unvested shares held in the equity plans of your current employer which you may forfeit by accepting our offer and commencing employment with Astoria, we are prepared to provide to you the following additional compensation in the aggregate amount of $1,400,000.00 (hereafter Additional Compensation), valued as cash in the case of the cash component or the fair market value of Astoria Financial Corporation's common stock at the date of grant pursuant to the terms of our 2014 Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation. The Additional Compensation will be provided as follows: (i) a cash payment in the amount of $350,000.00, subject to usual and customary tax withholding, payable on April 1, 2015 and (ii) the balance in the form of a restricted stock grant to be made on the date of the first Board of Directors meeting of Astoria Financial Corporation following the commencement of your employment with Astoria. This grant will include dividend and voting rights prior to vesting and will vest, subject to the terms of your employment contracts with Astoria and the 2014 Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation, 1/3 on October 1, 2015, 1/3 on October 1, 2016, and 1/3 on October 1, 2017.

As a SEVP, you will be eligible for additional periodic grants of equity pursuant to the 2014 Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation. These grants are currently made in the form of half restricted stock, vesting 1/3 a year over a three years period, and half performance based restricted stock units which cliff vest based upon a one year performance period three years hence. Your equity grant in January 2015 under the 2014 Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation is to be not less than $427,500 granted in the form of 50% restricted stock and 50% performance based restricted stock units.
Additional usual and customary benefits applicable to SEVPs are summarized on the attached schedule. Such benefits are subject of course to the terms and conditions of the particular plans pursuant to which they are offered. Of particular note among such benefits is participation in the Astoria Financial Corporation Executive Officer Annual Incentive Plan and a company car for your business and personal use.
Upon your acceptance of this offer, we will work with you as we develop the necessary SEC and other public disclosures appropriate as a new senior executive officer of Astoria. We will at such time also assist in establishing or transitioning your status as a Securities Exchange Act Section 16 filer.
This offer is subject to your satisfactory completion of our standard drug test and FDIC prohibited offenses review to which all new employees are subject. Upon your acceptance of this offer, we will arrange for these with you through our Human Resources Department, as well as coordinate your start date.
This letter sets out the complete terms of our offer to you. While Astoria reserves its right to terminate your employment at any time; likewise, you are free to terminate your employment with Astoria at any time. Each such event would be subject to the terms and conditions of your employment contracts with Astoria described above. Please indicate your acceptance of this offer by no later than September 15, 2014 or this offer is void. Please sign and date this letter in the spaces provided below, return it and keep a copy of this letter for your records. This letter may be executed in counterparts and each as well as electronic transmissions thereof shall be treated as an original.
This letter supersedes any previous oral or written communication regarding your employment by Astoria.
We are pleased to welcome you to Astoria and wish you the best of luck and every success.
Sincerely,
/s/ Gerard C. Keegan
Gerard C. Keegan
Senior Executive Vice President and
Chief Operating Office
/s/ Hugh J. Donlon            9/14/14
Hugh J. Donlon            Date